Exhibit 99.1

Stepan Reports Record Second Quarter Results and Record First Half Earnings

Northfield, Illinois, July 28, 2021 -- Stepan Company (NYSE: SCL) today reported:

Second Quarter Highlights

•

Reported net income was a record $43.3 million, or $1.85 per diluted share, versus $35.7 million, or $1.54 per diluted share, in the prior year.  Adjusted net income* was a second quarter record $42.2 million, or $1.81 per diluted share, versus $38.3 million, or $1.65 per diluted share, in the prior year.  Total Company sales volume increased 5% versus the prior year.

•

Surfactant operating income was $45.9 million versus $48.5 million in the prior year. This decrease was largely attributable to higher North American supply chain costs due to inflationary pressures and higher planned maintenance costs.  Global Surfactant sales volume decreased 6% but the associated impact was more than offset by improved margins, product and customer mix.  Consumer product sales volume was negatively impacted by feedstock supply issues following the first quarter 2021 severe weather in Texas, customer inventory rebalancing efforts and lower demand for cleaning products versus the pandemic peak in 2020.  Higher demand for products sold into our institutional cleaning and functional product end markets partially offset the above.

•

Polymer operating income was $23.0 million versus $15.5 million in the prior year.  This increase was primarily attributable to a 44% increase in global Polymer sales volume.  Global rigid polyol volume was up 41% versus the prior year largely due to the INVISTA polyester polyol acquisition.  Global rigid polyol volume, excluding the INVISTA acquisition, was up 7% versus the prior year. Higher demand within the phthalic anhydride and specialty polyols businesses also contributed to the sales volume growth.

•

Specialty Product operating income was $7.0 million versus $3.2 million in the prior year.  This increase was primarily attributable to order timing differences within our food and flavor business and improved margins within our medium chain triglycerides (MCT) product line.

•	The effect of foreign currency translation positively impacted net sales by 4% and net income by $1.4 million, or $0.06 per diluted share, versus the prior year.

First Half Highlights

•

Reported net income was a record $83.9 million, or $3.59 per diluted share, versus $63.3 million, or $2.72 per diluted share, in the prior year.  Adjusted net income* was a record $84.6 million, or $3.62 per diluted share, versus $62.5 million, or $2.69 per diluted share, in the prior year.  The prior year first half results were negatively impacted by the first quarter 2020 Millsdale, IL plant power outage.  Total Company sales volume was up 6% compared to the first six months of 2020.  A 39% increase in global Polymer sales volume was partially offset by a 3% decrease in global Surfactant sales volume.

*

Adjusted net income is a non-GAAP measure which excludes deferred compensation income/expense, cash-settled stock appreciation rights (SARs) income/expense, as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

“The Company had a solid first half of 2021 and delivered record year-to-date results.  Both adjusted net income and adjusted EPS were up 35% versus the first half of 2020 which was negatively impact by the Millsdale plant outage,” said F. Quinn Stepan, Jr., Chairman and Chief Executive Officer.  “For the quarter, Surfactant operating income was down 5% largely due to higher North American supply chain costs driven by inflationary pressures and higher planned maintenance.  A 6% decline in global Surfactant sales volume, mostly related to our consumer product business, was more than offset by improved margins, product and customer mix.  Our Polymer operating income was up 48% on the strength of 44% global sales volume growth.  The Polymer growth was driven by both the INVISTA acquisition and organic market growth.  Our Specialty Product business results were up due to higher volume and improved margins.”

Financial Summary

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands, except per share data)	2021	2020	% Change	2021	2020	% Change
Net Sales	$595,511	$460,549	29%	$1,133,251	$910,536	24%
Operating Income	$56,657	$44,623	27%	$110,571	$84,627	31%
Net Income Attributable to Stepan **	$43,278	$35,707	21%	$83,889	$63,252	33%
Earnings per Diluted Share	$1.85	$1.54	20%	$3.59	$2.72	32%

Adjusted Net Income *	$42,218	$38,315	10%	$84,589	$62,473	35%
Adjusted Earnings per Diluted Share *	$1.81	$1.65	10%	$3.62	$2.69	35%

* See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

** Net Income Attributable to Stepan = Net Income – Net Income Attributable to Noncontrolling Interests

Summary of Second Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, cash-settled SARs income/expense and other significant and infrequent or non-recurring items.

•	Deferred Compensation: The current year second quarter reported net income includes $1.1 million of after-tax income versus $1.9 million of after-tax expense in the prior year.

•

Cash-Settled SARs:  These management incentive instruments provide cash to participants equal to the appreciation on the price of specified shares of Company stock over a specified period of time.  Because income or expense is recognized merely on the movement in the price of Company stock it has been excluded, similar to deferred compensation, to arrive at adjusted net income.  The current year second quarter includes $0.1 million of after-tax income versus $0.5 million of after-tax expense in the prior year.

•

Business Restructuring:  The current year second quarter includes $0.1 million of after-tax decommissioning expense related to the Company’s Canadian plant closure versus $0.2 million of after-tax expense in the prior year.

Percentage Change in Net Sales

Net sales in the second quarter of 2021 increased 29% year-over-year due to higher selling prices, mainly due to improved product and customer mix and the pass-through of higher raw material costs, a 5% increase in global sales volume and the favorable impact of foreign currency translation.  The increase in sales volume was predominantly due to Polymer sales growth of 44%.

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Volume	5%	6%
Selling Price & Mix	20%	16%
Foreign Translation	4%	2%
Total	29%	24%

Segment Results

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Net Sales
Surfactants	$384,002	$332,335	16%	$754,938	$659,406	14%
Polymers	$190,538	$112,409	70%	$340,923	$218,900	56%
Specialty Products	$20,971	$15,805	33%	$37,390	$32,230	16%
Total Net Sales	$595,511	$460,549	29%	$1,133,251	$910,536	24%

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Operating Income
Surfactants	$45,896	$48,503	(5)%	$99,106	$84,659	17%
Polymers	$23,025	$15,527	48%	$40,976	$23,043	78%
Specialty Products	$6,977	$3,226	116%	$9,610	$7,210	33%
Total Segment Operating Income	$75,898	$67,256	13%	$149,692	$114,912	30%
Corporate Expenses	$(19,241)	$(22,633)	(15)%	$(39,121)	$(30,285)	29%
Consolidated Operating Income	$56,657	$44,623	27%	$110,571	$84,627	31%

Total segment operating income increased $8.6 million, or 13%, versus the prior year quarter.  Total segment operating income in the first half of 2021 increased $34.8 million, or 30%, versus the prior year.

•

Surfactant net sales were $384.0 million for the quarter, a 16% increase versus the prior year.  Selling prices were up 17% primarily due to improved product and customer mix as well as the pass-through of higher raw material costs.  The effect of foreign currency translation positively impacted net sales by 5%.  Sales volume in the second quarter of 2021 decreased 6% year-over-year.  Most of this decrease reflects lower sales volume into the North American consumer product end markets as a result of feedstock supply issues, customer inventory rebalancing efforts and lower demand for consumer cleaning, disinfection and personal wash products versus the pandemic peak in 2020. Higher demand for products sold into our institutional cleaning and functional product end markets partially offset the above.  Surfactant operating income for the quarter decreased $2.6 million, or 5%, versus the prior year quarter primarily due higher North American supply chain costs related to inflationary pressures and planned higher maintenance costs.  Improved margins, product and customer mix partially offset the impact of the 6% decline in global sales volume and higher supply chain costs.  Latin American operating results benefited from a $2.1 million VAT tax recovery in the current year quarter.

•

Polymer net sales were $190.5 million for the quarter, a 70% increase versus the prior year.  Sales volume increased 44% in the quarter primarily due to 41% growth in rigid polyol demand.  Global rigid polyol volume, excluding the INVISTA acquisition, was up 7% versus the prior year.  Higher demand within the phthalic anhydride and specialty polyols businesses also contributed to the sales volume growth.  Selling prices increased 21% and the translation impact of a weaker U.S. dollar positively increased net sales by 5%.  Polymer operating income increased $7.5 million, or 48%, primarily due to the strong sales volume growth.

•

Specialty Product net sales were $21.0 million for the quarter, up 33% versus the prior year.  Sales volume was up 17% between quarters and operating income increased $3.8 million, or 116%.  The operating income increase was primarily attributable to order timing differences within our food and flavor business and improved margins within our medium chain triglycerides product line.

Corporate Expenses

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2021	2020	% Change	2021	2020	% Change
Total Corporate Expenses	$19,241	$22,633	(15)%	$39,121	$30,285	29%
Less:
Deferred Compensation	$(958)	$(6,464)	(85)%	$(3,652)	$859	NM
Business Restructuring	$(114)	$(225)	(49)%	$(195)	$(582)	(66)%
Adjusted Corporate Expense	$18,169	$15,944	14%	$35,274	$30,562	15%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation and business restructuring costs, increased $2.2 million, or 14%, versus the prior year quarter.  The quarterly increase was primarily due to the non-recurrence of a sales and use tax refund received in the second quarter of 2020 combined with higher acquisition-related expenses, insurance premiums and cloud application costs in 2021.

Income Taxes

The Company’s effective tax rate was 24.4% for the first half of 2021 versus 23.9% for the first half of 2020.  This year-over-year increase was primarily attributable to a less favorable geographical mix of income in the first half of 2021 versus 2020, partially offset by higher tax benefits derived from stock-based compensation awards exercised or distributed in the first half of 2021 versus 2020.

Shareholder Return

The Company paid $6.9 million of dividends to shareholders and repurchased $9.9 million of Company stock in the second quarter of 2021.  During the first six months of 2021 the Company paid $13.7 million of dividends and repurchased $10.9 million of Company stock.  The Company has 93,829 shares remaining under its Board of Directors’ share repurchase authorization.  The Company has increased its dividend on the Company’s common stock for 53 consecutive years.

Selected Balance Sheet Information

The Company’s net debt level increased $14.1 million versus the first quarter of 2021 while the net debt ratio increased from 9% to 10%.  The increase in net debt reflects a $23.6 million decrease in cash and a $9.5 million decrease in debt.  The decrease in cash was driven by scheduled debt repayments in June 2021 and higher working capital requirements.

($ in millions)	6/30/21	3/31/21	12/31/20
Net Debt
Total Debt	$238.9	$248.4	$198.7
Cash	127.1	150.7	349.9
Net Debt	$111.8	$97.7	$(151.2)
Equity	1,048.8	1,002.3	986.7
Net Debt + Equity	$1,160.6	$1,100.0	$835.5
Net Debt / (Net Debt + Equity)	10%	9%	-18%

The major working capital components were:

($ in millions)	6/30/21	3/31/21	12/31/20
Net Receivables	$391.7	$380.6	$301.3
Inventories	266.1	235.1	218.8
Accounts Payable	(286.9)	(264.2)	(236.8)
Total	$370.9	$351.5	$283.3

Capital spending was $37.3 million during the quarter and $74.9 million during the first half of 2021.  This compares to $21.5 million and $54.7 million, respectively, in the prior year.  For the full year, capital expenditures are expected to be in the range of $150 million to $170 million.

Outlook

“The Company delivered record earnings in the first half of 2021,” said F. Quinn Stepan, Jr., Chairman and Chief Executive Officer.  “Looking forward, we believe our Surfactant volumes in the North American consumer product end markets will be challenged versus peak pandemic levels in 2020.  While we believe institutional cleaning volume will continue to grow versus prior year, we do not believe it will compensate for lower consumer consumption of cleaning, disinfection and personal wash products.  We anticipate that demand for surfactants within the agricultural and oilfield markets will benefit from higher agricultural and commodity prices and improve versus 2020.  Global demand for rigid polyols continues to recover from pandemic-related delays and cancellations of re-roofing and new construction projects.  This recovery, combined with our first quarter 2021 acquisition of INVISTA’s aromatic polyester polyol business, should position our Polymer business to deliver growth versus prior year.  We believe the long-term prospects for rigid polyols remain attractive as energy conservation efforts and more stringent building codes are expected to continue.  We anticipate our Specialty Product business results will improve slightly year-over-year.  Despite continued raw material price increases, supply chain inflationary pressures and planned second half maintenance expenses, we remain cautiously optimistic about the remainder of the year.”

Conference Call

Stepan Company will host a conference call to discuss the second quarter results at 10:00 a.m. ET (9:00 a.m. CT) on July 28, 2021. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (800) 584-2088, and the webcast can be accessed through the Investors/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investors/Presentations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection compounds and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

More information about Stepan’s sustainability program can be found on the Sustainability page at www.stepan.com

Contact: Luis E. Rojo 847-446-7500

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company's control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to the impact of the COVID-19 pandemic; accidents, unplanned production shutdowns or disruptions in manufacturing facilities; reduced demand due to customer product reformulations or new technologies; our inability to successfully develop or introduce new products; compliance with laws; our ability to identify suitable acquisition candidates and successfully complete and integrate acquisitions; global competition; volatility of raw material and energy costs and supply; disruptions in transportation or significant changes in transportation costs; downturns in certain industries and general economic downturns; international business risks, including currency exchange rate fluctuations, legal restrictions and taxes; unfavorable resolution of litigation against us; maintaining and protecting intellectual property rights; our ability to access capital markets; global political, military, security or other instability; costs related to expansion or other capital projects; interruption or breaches of information technology systems; our ability to retain executive management and key personnel; and our debt covenants.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited – ‘000’s Omitted)

	Three Months Ended June 30		Six Months Ended June 30
	2021	2020	2021	2020
Net Sales	$595,511	$460,549	$1,133,251	$910,536
Cost of Sales	483,830	362,054	912,590	732,772
Gross Profit	111,681	98,495	220,661	177,764
Operating Expenses:
Selling	14,990	12,921	29,494	26,453
Administrative	23,974	20,731	46,612	39,603
Research, Development and Technical Services	14,988	13,531	30,137	27,358
Deferred Compensation (Income) Expense	958	6,464	3,652	(859)
	54,910	53,647	109,895	92,555

Business Restructuring	114	225	195	582

Operating Income	56,657	44,623	110,571	84,627
Other Income (Expense):
Interest, Net	(1,567)	(1,259)	(3,091)	(2,489)
Other, Net	2,758	4,437	3,504	1,175
	1,191	3,178	413	(1,314)

Income Before Income Taxes	57,848	47,801	110,984	83,313
Provision for Income Taxes	14,545	11,958	27,070	19,931
Net Income	43,303	35,843	83,914	63,382
Net Income Attributable to Noncontrolling Interests	(25)	(136)	(25)	(130)
Net Income Attributable to Stepan Company	$43,278	$35,707	$83,889	$63,252
Net Income Per Common Share Attributable to Stepan Company
Basic	$1.89	$1.56	$3.65	$2.75
Diluted	$1.85	$1.54	$3.59	$2.72
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,952	22,923	22,963	22,973
Diluted	23,345	23,184	23,338	23,235

Table II

Reconciliations of Non-GAAP Net Income and Earnings per Diluted Share *

	Three Months Ended June 30				Six Months Ended June 30
($ in thousands, except per share amounts)	2021	EPS	2020	EPS	2021	EPS	2020	EPS
Net Income Reported	$43,278	$1.85	$35,707	$1.54	$83,889	$3.59	$63,252	$2.72

Deferred Compensation (Income) Expense	$(1,050)	$(0.04)	$1,938	$0.08	$451	$0.02	$(920)	$(0.04)
Business Restructuring Expense	$85	$0.00	$168	$0.01	$146	$0.01	$431	$0.02
Cash-Settled SARs (Income) Expense	$(95)	$(0.00)	$502	$0.02	$103	$0.00	$(290)	$(0.01)

Adjusted Net Income	$42,218	$1.81	$38,315	$1.65	$84,589	$3.62	$62,473	$2.69

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, and neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended June 30				Six Months Ended June 30
($ in thousands, except per share amounts)	2021	EPS	2020	EPS	2021	EPS	2020	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$(1,381)		$2,550		$594		$(1,210)
Business Restructuring Expense	$114		$225		$195		$582
Cash-Settled SARs (Income) Expense	$(125)		$661		$136		$(381)
Total Pre-Tax Adjustments	$(1,392)		$3,436		$925		$(1,009)

Cumulative Tax Effect on Adjustments	$332		$(828)		$(225)		$230

After-Tax Adjustments	$(1,060)	$(0.04)	$2,608	$0.11	$700	$0.03	$(779)	$(0.03)

Table III

Deferred Compensation Plans

The full effect of deferred compensation plans on quarterly pre-tax income was $1.4 million of income versus $2.6 million of expense in the prior year. The year to date impact was $0.6 million of expense versus $1.2 million of income in the prior year. The accounting for deferred compensation plans results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Company common stock were as follows:

	2021				2020
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	N/A	N/A	$120.27	$127.11	$119.32	$109.00	$97.10	$88.46

The deferred compensation income statement impact is summarized below:

	Three Months Ended June 30		Six Months Ended June 30
($ in thousands)	2021	2020	2021	2020
Deferred Compensation
Operating Income (Expense)	$(958)	$(6,464)	$(3,652)	$859
Other, net – Mutual Fund Gain	2,339	3,914	3,058	351
Total Pretax	$1,381	$(2,550)	$(594)	$1,210
Total After Tax	$1,050	$(1,938)	$(451)	$920

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and six month periods ending June 30, 2021 as compared to 2020:

($ in millions)	Three Months Ended June 30		Increase	Increase Due to Foreign Currency Translation	Six Months Ended June 30		Increase	Increase Due to Foreign Currency Translation
	2021	2020			2021	2020
Net Sales	$595.5	$460.5	$135.0	$20.3	$1,133.3	$910.5	$222.8	$24.6
Gross Profit	111.7	98.5	13.2	2.7	220.7	177.8	42.9	2.9
Operating Income	56.7	44.6	12.1	1.7	110.6	84.6	26.0	1.6
Pretax Income	57.8	47.8	10.0	1.9	111.0	83.3	27.7	2.0

Table V

Stepan Company

Consolidated Balance Sheets

June 30, 2021 and December 31, 2020

	June 30, 2021	December 31, 2020
ASSETS
Current Assets	$815,855	$905,651
Property, Plant & Equipment, Net	764,784	682,667
Other Assets	306,666	164,018
Total Assets	$1,887,305	$1,752,336
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$464,501	$416,554
Deferred Income Taxes	9,995	20,745
Long-term Debt	196,529	160,812
Other Non-current Liabilities	165,764	165,860
Total Stepan Company Stockholders’ Equity	1,048,801	986,693
Noncontrolling Interest	1,715	1,672
Total Liabilities and Stockholders’ Equity	$1,887,305	$1,752,336